Exhibit 10.2

Avista Corporation

Performance and Restricted Shares Grant Table

Name and Principal Position	Performance Shares	Restricted Shares
Scott L. Morris President and Chief Operating Officer (1)	4,000	1,000

Malyn K. Malquist Executive Vice President and Chief Financial Officer (2)	1,700	500

(1)	Named president and chief operating officer on May 12, 2006. Previously senior vice president of Avista Corporation and president of Avista Utilities.

(2)	Named executive vice president and chief financial officer on May 12, 2006. Previously senior vice president and chief financial officer of Avista Corporation.

The table above shows information regarding performance shares and restricted shares granted to Scott L. Morris and Malyn K. Malquist under the Company’s Long-Term Incentive Compensation Plan as approved by the Board of Directors on May 12, 2006. In February 2006, Mr. Morris and Mr. Malquist each received grants of 11,500 performance shares and 3,000 restricted shares. As such, Mr. Morris has received a total grant of 15,500 performance shares and 4,000 restricted shares for the 2006-2008 cycle. Mr. Malquist has received a total of 13,200 performance shares and 3,500 restricted shares for the 2006-2008 cycle.

The performance share awards will be issued only if the Company achieves certain relative shareholder return targets when measured against the S&P 400 MidCap Utilities Index over a three-year period ending December 31, 2008. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s final average percentile ranking relative to the S&P 400 MidCap Utilities Index and is payable at the Company’s option in either cash or Company common stock, or both. The number of performance shares paid to executive officers at the end of the three-year cycle will range from 0 to 150 percent of the grant. No performance shares will be paid unless the Company achieves at least the 45th percentile ranking in relative shareholder return when measured against the S&P 400 MidCap Utilities Index over the performance period. To receive 100 percent of the award, the Company must rank at the 55th percentile among the S&P 400 MidCap Utilities Index. To receive the maximum of 150 percent of the award, the Company must perform at or above the 85th percentile ranking. The Company uses a sliding-scale approach to indicate the percentage of potential award for varying levels of performance above and below the targeted level. Individual awards are based on actual results using a sliding scale between threshold (45th percentile), target (55th percentile), and exceeds (85th percentile) levels. Dividend Equivalent Rights are calculated and paid out in cash when and to the extent the performance shares are paid.

Restricted shares vest in equal thirds each year over a three-year period and are payable in Avista Corp. common stock at the end of each year in the three-year period if the service condition is met.